Exhibit 99.1

FOR IMMEDIATE RELEASE

METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES RESULTS OF
TENDER OFFER FOR ITS SENIOR NOTES DUE 2010

COLUMBUS, Ohio, May 12, 2009 – Mettler-Toledo International Inc. (NYSE: MTD) (the “Company”) today announced the results of its cash tender offer (the “Offer”) to purchase any and all of its outstanding 4.85% Senior Notes due November 15, 2010 (CUSIP No. 592688 AB1) (the “Notes”).  The Offer expired at 5:00 p.m., New York City time, on Tuesday, May 12, 2009, with $75,000,000 in aggregate principal amount of Notes validly tendered and not validly withdrawn. All such Notes have been accepted by the Company for purchase. After giving effect to the purchase of the tendered Notes, an aggregate principal amount of $75,000,000 of the Notes remain outstanding. Payment for the Notes purchased pursuant to the Offer is expected to be made on May 14, 2009.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. Banc of America Securities LLC acted as exclusive dealer manager for the Offer. Global Bondholder Services Corporation acted as information agent and depositary.  Persons with questions regarding the Offer should contact Banc of America Securities LLC at 888-292-0070 (toll-free) or Global Bondholder Services Corporation at 866-540-1500 (toll-free) or 212-430 3774.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of some of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2008. The Company assumes no obligation to update this press release.

SOURCE Mettler-Toledo International Inc.

CONTACT: Mary T. Finnegan, Treasurer, Investor Relations of Mettler-Toledo International Inc.,
+1-614-438-4748, Fax: +1-614-438-4646

Web site: http://www.mt.com/

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